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                                                                   EXHIBIT 21.01

                   LIST OF SUBSIDIARIES OF JCC HOLDING COMPANY


1.       Jazz Casino Company, L.L.C., a Louisiana limited liability company.

2. JCC Canal Development, L.L.C., a Louisiana limited liability company formerly known as CP Development, L.L.C.

3. JCC Fulton Development, L.L.C., a Louisiana limited liability company formerly known as FP Development, L.L.C.

4.       JCC Development Company, L.L.C., a Louisiana limited liability company.